PRESS RELEASE

FOR IMMEDIATE RELEASE                                  MEDIA CONTACT:

                                                       Oliver Rogers
                                                       Executive Vice President
                                                       TeamHealth Southeast
                                                       954.475.3130


                 TeamHealth Expands Hospital Medicine Division
             Through Acquisition of Florida Acute Care Specialists

(KNOXVILLE, Tenn.) July 10, 2006 - TeamHealth today announced the acquisition of the operations of Florida Acute Care Specialists (FLACS), expanding its hospital medicine division to 400 hospitalists serving more than 80 hospitals. This acquisition solidifies TeamHealth's position as one of the largest hospital medicine groups in the nation.

FLACS was established in 1996 to provide comprehensive inpatient resource management to hospitals, skilled nursing facilities, and long-term acute care facilities. The group has more than 100 full-time hospitalists who manage the inpatient care of approximately 100,000 patients a year. Through contracts with multiple health plans and hospitals, FLACS has a presence in more than 50 Florida hospitals and has a newly established market in Puerto Rico.

"TeamHealth's acquisition of FLACS exemplifies our commitment to hospital medicine," says Lynn Massingale, M.D., FACEP, chairman and CEO, TeamHealth. "The synergies of TeamHealth's growing hospital medicine division and our long-standing leadership in emergency medicine uniquely position TeamHealth to support physicians, client hospitals, and market-leading health plans in providing exemplary care to patients."

"FLACS appealed to TeamHealth because they share our vision for the nation's fastest-growing specialty," says Stacy Goldsholl, M.D., president, TeamHealth Hospital Medicine. "Together, we are committed to improving the care of hospitalized patients through dedicated, full-time hospitalists who work collaboratively with each client hospital and its respective medical staff and health plans."

"TeamHealth is a natural fit for FLACS. Because of its strong infrastructure and investment in hospital medicine resources, TeamHealth is best positioned to enable FLACS to continue to deliver on our promises to our clients," says Steven Zaffos, CEO, FLACS.



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About TeamHealth
Providing physician staffing and administrative services to more than 500 hospitals, TeamHealth is the nation's largest provider of clinical outsourcing services. The organization's team of 5,000 physicians, mid-level providers, and nurses cares for more than 1,000 patients every hour in 44 states and Puerto Rico. Although primarily known for its emergency medicine staffing and management services, TeamHealth was one of the first entrants in the hospital medicine market and has grown into one of the largest hospital medicine groups in the country. TeamHealth also provides comprehensive programs to hospitals in the areas of intensivist, teleradiology, anesthesiology, pediatrics, and medical call center services.


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